As filed with the Securities and Exchange Commission on June 5, 2015

Registration No. 333-147944

Registration No. 333-165464

Registration No. 333-176191

Registration No. 333-183611

Registration No. 333-186671

Registration No. 333-190521

UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

WASHINGTON, DC 20549

POST-EFFECTIVE AMENDMENT NO. 1 TO FORM S-8 REGISTRATION NO. 333-147944

POST-EFFECTIVE AMENDMENT NO. 1 TO FORM S-8 REGISTRATION NO. 333-165464

POST-EFFECTIVE AMENDMENT NO. 1 TO FORM S-8 REGISTRATION NO. 333-176191

POST-EFFECTIVE AMENDMENT NO. 1 TO FORM S-8 REGISTRATION NO. 333-183611

POST-EFFECTIVE AMENDMENT NO. 1 TO FORM S-8 REGISTRATION NO. 333-186671

POST-EFFECTIVE AMENDMENT NO. 1 TO FORM S-8 REGISTRATION NO. 333-190521

UNDER

THE SECURITIES ACT OF 1933

PROCERA NETWORKS, INC.

(Exact name of registrant as specified in its charter)

Delaware	33-0974674
(State or other jurisdiction of incorporation or organization)	(I.R.S. Employer Identification No.)

47448 Fremont Boulevard Fremont, California	94538
(Address of Principal Executive Offices)	(Zip Code)

2003 Stock Option Plan

Amended 2004 Stock Option Plan

Procera Networks, Inc. 2007 Equity Incentive Plan

Procera Networks, Inc. Inducement Grant Option Agreements, dated January 9, 2013

(Full titles of the plans)

James Brear

Chief Executive Officer

Procera Networks, Inc.

47448 Fremont Boulevard

Fremont, California 94538

(Name and address of agent for service)

(510) 230-2777

(Telephone number, including area code, of agent for service)

Copies to:

Michael J. Kennedy

Shearman & Sterling LLP

Four Embarcadero Center, Suite 3800

San Francisco, CA 94111

(415) 616-1100

Indicate by check mark whether the registrant is a large accelerated filer, an accelerated filer, a non-accelerated filer, or a smaller reporting company. See the definitions of “large accelerated filer,” “accelerated filer” and “smaller reporting company” in Rule 12b-2 of the Exchange Act.

Large accelerated filer	☐	Accelerated filer	☒

Non-accelerated filer	☐ (Do not check if a smaller reporting company)	Smaller reporting company	☐

DEREGISTRATION OF COMMON STOCK

This Post-Effective Amendment relates to the following Registration Statements of Procera Networks, Inc. (the “Registrant”) on Form S-8 (collectively, the “Prior Registration Statements”):

1.	Registration Statement No. 333-147944 filed with the Securities and Exchange Commission (the “Commission”) on December 7, 2007 registering 250,000 shares of the Registrant’s common stock, par value $0.001 per share (“Common Stock”), under the Registrant’s 2003 Stock Option Plan and 489,006 shares of Common Stock under the Registrant’s Amended 2004 Stock Option Plan.

2.	Registration Statement No. 333-165464 filed with the Commission on March 15, 2010 registering 1,437,848 shares of Common Stock under the Procera Networks, Inc. 2007 Equity Incentive Plan (the “2007 Plan”).

3.	Registration Statement No. 333-176191 filed with the Commission on August 9, 2011 registering 400,000 shares of Common Stock under the 2007 Plan.

4.	Registration Statement No. 333-183611 filed with the Commission on August 29, 2012 registering 800,000 shares of Common Stock under the 2007 Plan.

5.	Registration Statement No. 333-186671 filed with the Commission on February 13, 2013 registering 412,000 shares of Common Stock under inducement stock option awards granted as inducements material to certain employees of Vineyard Networks Inc. (“Vineyard”) entering into employment with the Registrant in connection with the Registrant’s acquisition of Vineyard.

6.	Registration Statement No. 333-190521 filed with the Commission on August 9, 2013 registering 500,000 shares of Common Stock under the 2007 Plan.

The Registrant is filing this Post-Effective Amendment (this “Amendment”) to the Prior Registration Statements to deregister the shares of the Registrant’s common stock, par value $0.001 per share (the “Shares”), registered with the Commission on the Prior Registration Statements that remain unsold as of the date of this Amendment.

On April 21, 2015, the Registrant entered into an Agreement and Plan of Merger (the “Merger Agreement”) with KDR Holding, Inc., a Delaware corporation (“Parent”), and KDR Acquisition, Inc., a Delaware corporation and a wholly owned subsidiary of Parent (“Purchaser”), pursuant to which, among other things, Purchaser merged with and into the Registrant and the Registrant continued as the surviving corporation and as a wholly owned subsidiary of Parent pursuant to Section 251(h) of the General Corporation Law of the State of Delaware (the “Merger”). The Merger became effective on June 5, 2015, pursuant to a Certificate of Merger that was filed with the Secretary of State of the State of Delaware. Parent and Purchaser are beneficially owned by affiliates of Francisco Partners IV, L.P. and Francisco Partners IV-A, L.P.

In connection with the Merger, the Registrant has terminated all offerings of its securities pursuant to the Prior Registration Statements. In accordance with the undertakings made by the Registrant in the Prior Registration Statements to remove from registration, by means of a post-effective amendment, any securities which remain unsold at the termination of the offering, the Registrant hereby deregisters all of the Shares registered on the Prior Registration Statements that have not been sold thereunder as of the date hereof, and terminates the effectiveness of the Prior Registration Statements as the Registrant is not under an obligation to further continue to maintain its effectiveness.

SIGNATURES

Pursuant to the requirements of the Securities Act of 1933, as amended, the Registrant has duly caused this Post-Effective Amendment to the Registration Statements to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of Fremont, State of California, on June 5, 2015.

PROCERA NETWORKS, INC.

By:	/s/ James Brear
James Brear Chief Executive Officer

No other person is required to sign this Post-Effective Amendment in reliance on Rule 478 of the Securities Act of 1933, as amended.